Exhibit 10.1

Flanders Filters, Inc. 531 Flanders Filters Road Washington, NC 27889 (252) 946-8081 – Telephone (252) 946-4738 - Telefax

May 12, 2009

Mr. Alex D. Moglia

Chapter 11 Trustee for Wildwood Industries, Inc.

1325 Remington Rd

Suite H

Schaumburg, IL 60173

Re: Offer for Assets of Wildwood Industries, Inc.

Dear Mr. Moglia:

Flanders Corporation (“Flanders”) hereby submits an offer for all assets of Wildwood Industries, Inc. (“Wildwood”) that were proposed for sale to RFS, pursuant to the Asset Purchase Agreement filed with the Bankruptcy Court on Friday, May 8, 2009 [Court Docket No. 433], for a purchase price of $3.6 million in cash. The sale of the assets of Wildwood to Flanders would be free and clear of any liens, claims and encumbrances, pursuant to the provisions of the Bankruptcy Code. There are no contingencies to this offer and Flanders would be prepared to close on the sale of assets upon Bankruptcy Court approval of the sale.

Flanders would like the opportunity to inspect the assets and would be prepared to conduct such inspection on an expeditious basis. However, Flanders is prepared to proceed with this offer if an inspection is not possible.

Please contact me at 252-717-1099 if you have any questions.

Sincerely yours,

John Oakley
Chief Financial Officer
Flanders Corporation